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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 23, 2010 (March 11, 2010 as reported for announcement on March 23, 2010)

STRATECO RESOURCES INC

 (Exact name of small business issuer as specified in its charter)

Québec, Canada	049942	N/A
State or other jurisdiction of incorporation	Commission File Number	(IRS Employer Identification No.)

1225 Gay-Lussac Street, Boucherville, Québec, J413 7KI (450) 641-0775

(Address and telephone number of registrant's principal executive offices and principal place of business

N/A

(Former name, former address and former fiscal year, if changed since last report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-1 2)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b»

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

DOCUMENTS INCORPORATED BY REFERENCE

None

Item 5.02 (b) Appointment of a new Director

As of March 23, 2010, Strateco Resources Inc., “the Company” announced that the Board of Directors appointed on March 11, 2010, Mr. Robert Marchand as director of the company. Mr. Marchand is filling one of the two vacant positions on the Board of Directors.

On the occasion of the private placement with Sentient Executive GP III, Limited ("Sentient") - an independent  private equity fund that manages over US $1.3 billion invested in the natural resource sector – the Company's management agreed to recommend the appointment of a Sentient representative to the Company’s Board of Directors.

According to the Management, Mr. Robert Marchand is a mining engineer with a long experience in mining development and production, his participation adds depth to the Board of Directors and occurs at an appropriate time for the development of the Matoush project in the Otish Mountains in Québec, Canada.

Mr. Marchand has 28 years of experience in mining operations and project evaluations in the field of precious metals and base metals and industrial minerals.

Prior to joining Sentient as investment manager, Mr. Marchand was Vice President, Operations, at MinQuest Capital, a mining fund based in Montreal, Quebec, Canada. Furthermore, he spent over 20 years with Cambior and then Iamgold Corporation as Chief Engineer, Mine Engineering Manager, and business development General Manager. During this time, Mr. Marchand participated to various technical and financial evaluations of projects on an international basis, to mine start-ups and various expansion projects. Mr. Marchand has also spent five (5) years with Noranda Inc. in engineering and production.

His career path provided him with valuable experience in project assessment that allowed him to become familiar with various open pit and underground mining operations.

Mr. Marchand is a member of the “Ordre des ingénieurs du Québec″ (OIQ), the Canadian Institute of Mining, Metallurgy and Petroleum (CIM) and the Society for Mining, Metallurgy and Exploration (SME).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATECO RESOURCES INC.

(Registrant)

Date: March 23, 2010

/s/ Guy Hébert

_____________________________________

(Signature) Guy Hébert, President and CEO